EXHIBIT 99.1

Continental Materials Corp Acquires Serenity Sliding Door Systems and Fastrac Building Supply

CMC’s first acquisitions since 2001 – indicates new strategic direction

CHICAGO, May 20, 2019 (GLOBE NEWSWIRE) -- Continental Materials Corporation (“CMC”) (NYSE American: CUO), today announces the acquisition of Serenity Sliding Door Systems (“Serenity”) and Fastrac Building Supply (“Fastrac”), both based in Colorado Springs, Colorado.

This marks the first acquisition for CMC since 2001 as its new strategy of growth through acquisition of family-owned manufacturing companies begins to take shape.

Serenity is a proprietary sliding door system providing superior sound attenuation, sold primarily into healthcare markets across the country.  Fastrac is a leading supplier of commercial doors and hardware to healthcare and hospitality customers across the country and will become part of McKinney Door and Hardware, a portfolio company of CMC. Dan Sardi, the founder of Serenity and Fastrac, remains as President of Serenity, and will continue to drive adoption of this innovative space-saving solution for architects, contractors and facility owners.

“This combination provides a unique opportunity to accelerate growth and establish a national footprint, while delivering compelling benefits for our customers, employees and shareholders,” Ryan Sullivan, Chief Operating Officer of CMC, said. “We have been actively seeking U.S.-based manufacturing companies to acquire and are delighted to have found two high quality businesses that fit our strategy. We look forward to working with Dan and supporting Serenity and Fastrac through the upcoming years.”

“I am excited to be partnering with CMC,” Sardi said. “Their focus on investing for the long-term, along with their operational strengths and appreciation for family businesses, distinguished them as I evaluated the best fit for these businesses. I am confident CMC will help drive Serenity and Fastrac to their full potential, creating greater value for our customers and opportunities for our employees.”

Terms of the transaction were not disclosed.

About Continental Materials Corporation
Founded in 1954, Continental Materials Corporation is a public holding company with subsidiaries in industrial and residential heating and cooling manufacturing, commercial door distribution and manufacturing and aggregates mining and processing.  Headquartered in Chicago, IL, CMC employs approx. 420 employees across the US.

Forward-Looking Statements
CMC’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect CMC’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in CMC’s Annual Report on Form 10-K for the year ended December 29, 2018 filed with the Securities and Exchange Commission, as the same may be amended from time to time.

Contact
Paul Ainsworth, Chief Financial Officer, Continental Materials Corporation
T: +1 312 541 7222
Email: paul_ainsworth@contmtl.com